Exhibit 99.1

TOYS“R”US, INC. COMMENCES COURT-SUPERVISED PROCESSES TO IMPLEMENT FINANCIAL RESTRUCTURING

Files Voluntary Chapter 11 Petitions in U.S. and Intends to Seek Protection under CCAA in Canada;

Operations Outside U.S. and Canada Not Included in Proceedings

Toys“R”Us and Babies“R”Us Stores and Web Stores across the World are Open and

Continuing to Provide World-Class Experiences for Customers

Restructuring Process Expected to Enhance Financial Flexibility for Investments in Growth Initiatives

Company Receives Commitment of Over $3.0 Billion in Debtor-in-Possession Financing to Support Operations

WAYNE, NJ – September 18, 2017 – Toys“R”Us, Inc. (“the Company”) today announced that the Company and certain of its U.S. subsidiaries and its Canadian subsidiary have voluntarily filed for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia in Richmond, VA. In addition, the Company’s Canadian subsidiary today intends to seek protection in parallel proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) in the Ontario Superior Court of Justice. The Company intends to use these court-supervised proceedings to restructure its outstanding debt and establish a sustainable capital structure that will enable it to invest in long-term growth and fuel its aspirations to bring play to kids everywhere and be a best friend to parents.

The Company’s operations outside of the U.S. and Canada, including its approximately 255 licensed stores and joint venture partnership in Asia, which are separate entities, are not part of the Chapter 11 filing and CCAA proceedings.

The Company’s approximately 1,600 Toys“R”Us and Babies“R”Us stores around the world – the vast majority of which are profitable – are continuing to operate as usual, providing customers with great service and a curated assortment of merchandise in the toy and baby categories. Customers can also continue to shop for the toy and baby products they are looking for online on the

Company’s newly launched www.toysrus.com and www.babiesrus.com web stores. Customers should expect the Company’s loyalty programs, including its Rewards“R”Us, Geoffrey’s Birthday List and Babies“R”Us Registry, to continue as normal.

“Today marks the dawn of a new era at Toys“R”Us where we expect that the financial constraints that have held us back will be addressed in a lasting and effective way,” said Dave Brandon, Chairman and Chief Executive Officer. “Together with our investors, our objective is to work with our debtholders and other creditors to restructure the $5 billion of long-term debt on our balance sheet, which will provide us with greater financial flexibility to invest in our business, continue to improve the customer experience in our physical stores and online, and strengthen our competitive position in an increasingly challenging and rapidly changing retail marketplace worldwide. We are confident that these are the right steps to ensure that the iconic Toys“R”Us and Babies“R”Us brands live on for many generations.”

Mr. Brandon continued, “As the holiday season ramps up, our physical and web stores are open for business, and our team members around the world look forward to continuing to put huge smiles on children’s faces. We thank our vendors for their ongoing support through this important season and beyond. We also appreciate the strong support our investors have provided over time and the constructive role they are playing in this process that will allow us to create a brighter future for our company. And as importantly, we thank our team members in advance for their hard work and dedication to serving the millions of customers who will shop with us this holiday.”

The Company has received a commitment for over $3.0 billion in debtor-in-possession (“DIP”) financing from various lenders, including a JPMorgan-led bank syndicate and certain of the Company’s existing lenders, which, subject to Court approval, is expected to immediately improve the Company’s financial health and support its ongoing operations during the court-supervised process. Toys“R”Us is committed to working with its vendors to help ensure that inventory levels are maintained and products continue to be delivered in a timely fashion.

In conjunction with the Chapter 11 process in the U.S., the Company has filed a number of customary motions with the bankruptcy court seeking authorization to support its operations during the restructuring process and ensure a smooth transition into Chapter 11 without disruption, including authority to continue payment of employee wages and benefits, honor customer programs, and pay vendors and suppliers in the ordinary course for all goods provided on or after the filing date.

Additional information can be accessed by visiting the Company’s restructuring website at www.toysrusinc.com/restructuring, calling the Company’s Information Hotline, toll- free in the U.S. and Canada at (844) 794-3476, or sending an email to toysrusinfo@PrimeClerk.com. Court filings and other documents related to the court- supervised process in the U.S. are available on a separate website administered by the Company’s claims agent, Prime Clerk, at

https://cases.primeclerk.com/toysrus. Information about the CCAA proceedings will be available on a separate site maintained by an independent monitor. The appointment of the monitor and address of the monitor website are expected to be announced later today.

Kirkland & Ellis LLP is serving as principal legal counsel to Toys“R”Us, Alvarez & Marsal is serving as restructuring advisor and Lazard is serving as financial advisor.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 885 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 810 international stores and over 255 licensed stores in 38 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ, and has nearly 65,000 employees worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Over the past three decades, the Company has given more than $100 million in product donations to children’s charities. Since 1992, the Toys“R”Us Children’s Fund, a public charity affiliated with Toys“R”Us, Inc., has also donated more than $130 million in grants. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.

For more information please contact:

Lenders and Note Investors:

Matthew Finigan, Vice President, Treasurer at 973-617-5808 or Matthew.Finigan@toysrus.com

Media:

Amy von Walter, Executive Vice President, Global Communications & Customer Care at 201-815-9512 or Amy.vonWalter@toysrus.com

press@toysrus.com

973-617-5900

Michael Freitag / Meaghan Repko

Joele Frank, Wilkinson Brimmer Katcher

Tel: (212) 355-4449